Exhibit 10.01

LETTER AGREEMENT AND JOINDER

THIS LETTER AGREEMENT AND JOINDER (this “Agreement”) is made and entered into effective as of November 9, 2018, by and among Lifetime Brands, Inc., a Delaware corporation (the “Company”), Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”) and Centre Capital Investors V, LP (“Holder”, and together with the Company and Taylor Parent, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in that certain Stockholders Agreement, dated as of March 2, 2018, by and between the Company and Taylor Parent, attached hereto as Exhibit A (the “Stockholders Agreement”).

WHEREAS, Holder is a Related Person of Taylor Parent;

WHEREAS, Holder is not currently party to the Stockholders Agreement;

WHEREAS, Holder desires to purchase up to 400,000 shares of Common Stock (the “Additional Shares”, and any such acquisition acquiring Additional Shares, a “Proposed Transaction”) in the open securities market during the one-year period following the execution of this Agreement (the “Waiver Period”), and pursuant to the terms of the Stockholders Agreement, the Company requires that as a condition to purchasing any such Additional Shares, Holder become a party to the Stockholders Agreement, and Holder agrees to do so in accordance with the terms hereof and thereof;

WHEREAS, pursuant to Section 4(a)(xi) of the Stockholders Agreement, Taylor Parent is currently restricted from purchasing, and is required to cause each of its Related Persons, including Holder, not to purchase, directly or indirectly, any additional shares of Common Stock in excess of the Equity Consideration (the “Standstill Restriction”);

WHEREAS, pursuant to Section 3 of the Stockholders Agreement, Taylor Parent is currently restricted until January 1, 2020 from transferring, subject to certain exceptions, and is required to cause each of its Related Persons, including Holder, not to transfer, directly or indirectly, any shares of Common Stock (the “Transfer Restrictions”);

WHEREAS, pursuant to Section 5 of the Stockholders Agreement, the Company and Taylor Parent must cooperate to ensure that, to the greatest extent possible, the Board of Directors of the Company includes among its membership a number of Directors designated by Taylor Parent for election or appointment as Directors (the “Taylor Parent Designees”) as determined by the percentage of Common Stock beneficially owned by Taylor Parent as of the Taylor Parent Designee Calculation Date;

WHEREAS, pursuant to Section 6 of the Stockholders Agreement, for so long as Taylor Parent beneficially owns at least 50% of the Equity Consideration (the “Ownership Threshold”), the Company is restricted from taking certain material actions without Taylor Parent’s consent; and

1

WHEREAS, the Parties desire, among other things as set forth below, to waive solely with respect to the Additional Shares acquired during the Waiver Period, pursuant to Section 8(f) of the Stockholders Agreement, the Standstill Restriction solely during the Waiver Period and the Transfer Restrictions, and any notice or procedural rights associated with the waiver of the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Waivers. The Company and Taylor Parent hereby waive, (a) solely with respect to any Proposed Transaction and solely to the extent such Proposed Transactions are consummated during the Waiver Period, the Standstill Restriction and (b) the Transfer Restrictions with respect to the Additional Shares acquired during the Waiver Period; provided, that notwithstanding the foregoing, Holder shall be subject to the Company’s blackout periods with respect to any Proposed Transaction consistent with the Company’s policies.

2. Limitations on Additional Shares. The Parties hereby agree that the Additional Shares shall not be considered under the Stockholders Agreement for purposes of the number of shares of Common Stock Beneficially Owned by Taylor Parent for purposes of appointing the Taylor Parent Designees and determining the Ownership Threshold.

3. Agreement to be Bound. Holder hereby agrees that upon execution of this Agreement, Holder shall become a party to the Stockholders Agreement for all purposes other than (i) solely with respect to the Additional Shares acquired during the Waiver Period, Section 3, Section 4(a)(xii), Section 5 and Section 6 of the Stockholders Agreement and (ii) solely with respect to any Proposed Transaction and solely to the extent such Proposed Transactions are consummated during the Waiver Period, Section 4(a)(xi) of the Stockholders Agreement (the “Excluded Sections”), shall be fully bound by, and subject to, all of the covenants, terms and conditions therein (as modified by this Agreement) for all purposes other than the Excluded Sections as though an original party thereto, shall be deemed a Stockholder for all purposes thereof (except as set forth herein and except for the Excluded Sections) and shall be added to Schedule I of the Stockholders Agreement as Stockholder thereof. In furtherance of the foregoing, Holder acknowledges that any Additional Shares shall not be counted as Common Stock “Beneficially Owned” by Taylor Parent for purposes of Section 5 of the Stockholders Agreement or “Equity Consideration” held by Taylor Parent for purposes of Section 6 of the Stockholders Agreement. Notwithstanding that the registration rights pursuant to Section 2 of the Stockholders Agreement are granted to the Stockholders only after the Lock-Up Period, Holder shall have such registration rights at any time with respect to the Additional Shares acquired during the Waiver Period.

4. Applicability. For the avoidance of doubt, this Agreement shall apply only with respect to any Additional Shares acquired by Holder during the Waiver Period and shall not apply with respect to the Equity Consideration. Except as set forth in this Agreement, the Stockholders Agreement shall remain unchanged.

2

5. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, the Parties and the successors and assigns of each Party, as well as the other parties to the Stockholders Agreement, which, for the avoidance of doubt, may be parties to the Stockholders Agreement as of the date hereof or at any future date, and any subsequent holders of the Additional Shares and the respective successors and assigns of each of them, so long as they hold any Additional Shares.

6. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

7. Notices. For purposes of Section 8(c) of the Stockholders Agreement, all notices, demands or other communications to the Holder shall be directed to:

Centre Capital Investors V, LP

c/o Centre Partners Management LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Attention: Bruce Pollack & Michael Schnabel

Facsimile: (212) 758-1830

8. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

9. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[The Remainder of This Page is Intentionally Left Blank]

3

IN WITNESS WHEREOF, the duly authorized representative of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first written above.

COMPANY:

LIFETIME BRANDS, INC.

By:	/s/ Robert B. Kay
Name: Robert B. Kay
Title: Chief Executive Officer

IN WITNESS WHEREOF, the duly authorized representative of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first written above.

TAYLOR PARENT:

TAYLOR PARENT, LLC

By:	/s/ Bruce Pollack
Name: Bruce Pollack
Title: President

IN WITNESS WHEREOF, the duly authorized representative of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first written above.

HOLDER:

CENTRE CAPITAL INVESTORS V, LP

By:	/s/ Bruce Pollack
Name: Bruce Pollack
Title: Authorized Signatory

EXECUTION VERSION

Exhibit A

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of March 2, 2018, by and among Lifetime Brands, Inc., a Delaware corporation (the “Company”) and Taylor Parent, LLC, a Delaware limited liability company (the “Taylor Parent” and, together with any other stockholder of the Company set forth on Schedule I hereto, as may be amended from time to time after the date hereof, each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Company, Taylor Parent, Taylor Holdco, LLC, a Delaware limited liability company, and CP Taylor GP, LLC, a Delaware limited liability company, have previously entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2017, pursuant to which, following the consummation of the transactions contemplated thereby, Taylor Holdco, LLC will become a wholly-owned subsidiary of the Company and Taylor Parent will become a stockholder of the Company;

WHEREAS, the Company and Taylor Parent desire to enter into this Agreement to provide for (a) registration rights with respect to the shares of Common Stock held by the Stockholder and (b) certain other governance matters and restrictions on Transfer and other matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in Section 1. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

“Accountants” means the firm of independent certified public accountants selected by the Board.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the actions, management or policies of the specified person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Board Policies and Procedures” has the meaning set forth in Section 5(h).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Centre Partner Funds” means the investment funds managed by Centre Partners Management, LLC.

“Change of Control” means any of the following: (A) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the assets of the Company and its Subsidiaries to any single person or “group” (as defined in the Securities Exchange Act of 1934) of persons; (B) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in any event where 50% of the equity ownership or voting power of the then-outstanding capital stock of the Company is held by any single person or “group” (as defined in the Securities Exchange Act of 1934) of persons; or (C) the sale of more than 50% of the equity ownership or voting power of the then-outstanding capital stock of the Company to any single person or “group” (as defined in the Securities Exchange Act of 1934) of persons.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” means (a) the Company’s common stock, par value $0.001 per share and (b) any Securities issued or issuable directly or indirectly with respect to shares of Common Stock by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, reorganization or other similar event.

“Company” has the meaning set forth in the preamble hereto.

“Company Bylaws” has the meaning set forth in Section 4(a).

“Company Certificate of Incorporation” has the meaning set forth in Section 4(a).

“DGCL” means the General Corporation Law of the State of Delaware, as the same shall be in effect from time to time.

“Demand Party” has the meaning set forth in Section 2(a).

“Demand Notice” has the meaning set forth in Section 2(a).

“Demand Registration” has the meaning set forth in Section 2(a).

“Disinterested Directors” means all of the members of the Board other than the Taylor Parent Directors.

“Exchange Act” means the Securities Exchange Act of 1934, and the Rules and Regulations, all as the same shall be in effect from time to time.

“Fully Diluted Basis” means, as of the time of determination, the sum of (a) the number of registered and unregistered shares of Common Stock issued and outstanding (excluding any unvested restricted shares of Common Stock), plus (b) the number of shares of Common Stock issuable upon the exercise of all vested and unvested in-the-money stock options of the Company (calculated using the treasury stock method, based on the average of the closing stock price of shares of Common Stock of the last 20 trading days prior to the date of determination, weighted for volume), plus (c) the number of shares of unvested restricted Common Stock that will vest within 12 months of the applicable date of determination pursuant to the terms of the agreements in which such shares were granted. For purposes of the foregoing clause (c), the number of such shares that will vest by the applicable date of determination shall be calculated on the assumption that any holder of such shares as of such date will continue to be employed by the Company or any of its Affiliates or serve as a Director of the Company or any of its Affiliates, as applicable, on the applicable date of determination. Further, for purposes of the foregoing clause (c), shares that vest based on the performance of the Company will be derived from the Company’s audited financial statements for the applicable period, or, if such determination is required to be made prior to the finalization of the Company’s audited financial statements, shares that vest based on performance of the Company will be derived from the Company’s annual budget, as approved by the Board for the final year of the applicable performance stock plan. If after the Closing the Company issues any securities to employees of the Company or any Director pursuant to a plan that is not substantially similar to plans in effect as of the date hereof, the calculation of the Company’s outstanding shares of Common Stock on a Fully Diluted Basis shall be revised to reflect such issuance as determined by the Board in its reasonable discretion. An illustrative example calculation of the Company’s outstanding shares of Common Stock on a Fully Diluted Basis as determined based on the assumptions set forth above is set forth as Exhibit A hereto.

“Governmental Authority” means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Information” has the meaning set forth in Section 2(i)(xi).

“Inspectors” has the meaning set forth in Section 2(i)(xi).

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405) prepared by or on behalf of the Company or used or referred to by the Company in any offering of Registrable Securities pursuant to Section 2.

“Law” means any federal, state, local, municipal or foreign order, judgment, decree, constitution, Law (including common Law), ordinance, rule, regulation, statute or treaty, as well as any legally binding policy, guidance, interpretation, manual or binding communication of any Governmental Authority or stock exchange on which the Common Stock is listed.

“Lock-up Period” means the period commencing on the Closing and ending on January 1, 2020.

“Majority Stockholders” means Stockholders that Beneficially Own a majority of the shares of Common Stock Beneficially Owned by the Stockholders.

“Nominating Committee” means the Nominating and Governance Committee of the Board.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, subpoena or award or other decision issued, promulgated or entered by or with any Governmental Authority.

“Permitted Issuer Information” means any “issuer information” (as defined in Rule 433 of the Rules and Regulations) used with the prior written consent of the Company in any offering of Registrable Securities pursuant to Section 2.

“Permitted Transfer” has the meaning set forth in Section 3(b).

“Permitted Transferee” has the meaning set forth in Section 3(b).

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability partnership, an investment fund, a limited liability company, a corporation (including not-for-profit), an association, a joint stock corporation, a trust, estate, a joint venture, an unincorporated organization and any Governmental Authority or any other entity of any kind or nature.

“Preliminary Prospectus” means any preliminary prospectus relating to an offering of Registrable Securities pursuant to Section 2, including any prospectus supplement thereto, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

“Prospectus” means the final prospectus relating to any offering of Registrable Securities pursuant to Section 2, including any prospectus supplement thereto, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

“Records” has the meaning set forth in Section 2(i)(xi).

“Registrable Securities” means at any time, with respect to any Stockholder, shares of Common Stock held by such Stockholder until (i) such shares of Common Stock have been sold pursuant to an effective Registration Statement or (ii) such shares of Common Stock have been sold pursuant to Rule 144 promulgated under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 2(j).

“Related Person” means, as to any Person, any Affiliates of such Person; provided that the Centre Partner Funds and Centre Partner Management, LLC, shall be deemed to be Related Persons of Taylor Parent.

“Restricted Shares” has the meaning set forth in Section 3(a).

“Road Show Material” has the meaning set forth in Section 2(k).

“Rule 144” means Rule 144 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rule 405” means Rule 405 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rule 415” means Rule 415 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rule 433” means Rule 433 of the Rules and Regulations or any successor rule thereto or any complementary rule thereto.

“Rules and Regulations” means the rules and regulations of the Commission, as the same shall be in effect from time to time.

“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act and includes capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests. Whenever a reference herein to Securities is referring to any derivative securities, the rights of a holder shall apply to such derivative securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.

“Securities Act” means the Securities Act of 1933, and the Rules and Regulations, all as the same shall be in effect from time to time.

“Sellers’ Counsel” has the meaning set forth in Section 2(i)(ii).

“Stockholder” and “Stockholders” have the meanings set forth in the preamble hereto.

“Taylor Parent Designee” has the meaning set forth in Section 5(a).

“Taylor Parent Designee Calculation Date” has the meaning set forth in Section 5(a).

“Taylor Parent Directors” has the meaning set forth in Section 5(g).

“Termination Event” means the earliest to occur of (i) the expiration of the six-month period following such time as Taylor Parent (together with its Related Persons) ceases to Beneficially Own at least 5% of all outstanding Common Stock on a Fully Diluted Basis, (ii) the date of the occurrence of a Change of Control of the Company, or (iii) upon written notice by the Majority Stockholders following (x) the removal of any Taylor Parent Designee from the Board, or the removal of Robert Kay as Chief Executive Officer or as a director of the Company, in each case without cause, which, with respect to Robert Kay, shall be as defined in his employment agreement with the Company (and, (A) in each case unless approved by at least one Taylor Parent Designee and (B) in the case of removal of a single Taylor Parent Designee, unless the Company causes a replacement Taylor Parent Designee selected by Taylor Parent to be appointed to the Board within thirty (30) days of such removal), (y) the failure of the Company to include in any proxy statement for an annual meeting of stockholders at which directors will be elected, the nomination by the Board of the Taylor Parent Designees contemplated by Section 5 or (z) a material breach of the Company’s obligations under this Agreement which has not been cured within 20 Business Days following written notice to the Company of such breach (this clause (ii)(z), a “Buyer Termination Event”).

“Transfer” has the meaning set forth in Section 3(a).

“Underwritten Offering” means a sale of Common Stock to an underwriter for reoffering to the public.

Section 2. Registration Rights.

(a) Right to Demand; Demand Notices. Subject to the provisions of this Section 2, at any time and from time to time following the Lock-up Period, the Majority Stockholders (the “Demand Party”) shall have the right to make written requests during the term of this Agreement to the Company for registration under and in accordance with the provisions of the Securities Act of all or part of its Registrable Securities on Form S-1, or any successor long form registration statement form, or, if available, Form S-3, or any successor short form registration statement form (such registration, a “Demand Registration”). In no event shall the Company be required to effect more than two Demand Registrations on Form S-1 or any successor long form registration statement form pursuant to this Section 2(a) during the term of this Agreement; provided, a Demand Registration shall be deemed to be withdrawn and shall not be deemed to have been requested for purposes of this Section 2(a) to the extent the Company is not deemed, pursuant to Section 2(e), to have effected such Demand Registration. All requests made pursuant to this Section 2 will specify the aggregate amount of Registrable Securities to be registered, and will also specify the intended method of transfer thereof (a “Demand Notice”), including, if such transfer is pursuant to an Underwritten Offering, whether such offering shall be a “firm commitment” underwriting. The Company shall (i) as promptly as reasonably practicable but in no event later than two Business Days after the receipt of a Demand Notice, give written notice thereof to all other Stockholders, which notice shall specify the number of Registrable Securities subject to the Demand Registration, the registration statement form to be used, the names and notice information of the Demand Party and the intended method of disposition of such Registrable Securities and (ii) subject to Section 2(g), include in the Registration Statement filed pursuant to such Demand Registration all of the Registrable Securities requested by such Stockholders for inclusion in such Registration Statement from whom the Company has received a written request for inclusion therein within ten days after the receipt by such Stockholders of such written notice referred to in clause (i) above. Each such request by such Stockholders shall specify the number of Registrable Securities proposed to be registered and such Stockholder shall send a copy of such request to the Demand Party. The failure of any Stockholder to respond within such 10-day period referred to in clause (ii) above shall be deemed to be a waiver of such Stockholder’s rights under this paragraph (a) with respect to such Demand Registration. If a Stockholder sends the Company a written request for inclusion of part or all of such Stockholder’s Registrable Securities in a registration, such Stockholder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Stockholder reasonably determines that participation in such registration would have a material adverse effect on such Stockholder. Subject to Section 2(b), promptly upon receipt of any such Demand Notice, the Company will use its commercially reasonable efforts to cause to become effective, as soon as possible, but in any event within 90 days following receipt for a Demand Registration on Form S-1 and 60 days after receipt for a Demand

Registration on Form S-3, such registration under the Securities Act of the Registrable Securities that the Company has been so requested to register. The Company shall not be required to effect more than one Underwritten Demand Registration or Underwritten Shelf Registration in any six-month period.

(b) Company’s Right to Defer Registration. If the Company is requested to effect a Demand Registration or a Shelf Registration (as defined below) and the Company determines in good faith that any registration of securities should not be made because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Company, including negotiations related thereto, require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company or would otherwise have a material adverse effect on the Company’s business or financial condition (a “Valid Business Reason”), the Company shall have the right to defer such filing (but not the preparation of the Registration Statement) until such Valid Business Reason no longer exists, but in no event for more than 90 days after the date of receipt of the request for such registration from such Demand Party; provided, however, that the Company may not defer its obligation in this manner more than 120 days in total in any 12-month period. The Company shall give written notice to all Stockholders participating in the Demand Registration or Shelf Registration of its determination to postpone filing a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. If the Company shall so postpone the filing of a Registration Statement and if the Demand Party within 30 days after receipt of the notice of postponement advises the Company in writing that such Demand Party has determined to withdraw such request for registration, then such Demand Registration shall be deemed to be withdrawn and shall not be deemed to have been requested for purposes of Section 2(a). If the effective date of any Registration Statement filed would otherwise be at least 45 days, but fewer than 90 days, after the end of the Company’s fiscal year, and the Securities Act requires the Company to include audited financials as of the end of such fiscal year, the Company may delay the effectiveness of such Registration Statement for such period (up to a maximum of 45 days) as is reasonably necessary to include therein audited financial statements for such fiscal year.

(c) Shelf Registration. Any time after the Lock-up Period when the Company is eligible to use a short form registration statement under the Securities Act in connection with a secondary public offering of its equity securities, the Majority Stockholders may request that the Company register under the Securities Act pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”) the sale of Registrable Securities owned by such Stockholders (“Shelf Registered Securities”). The Company shall give written notice of such request to all of the Stockholders as promptly as reasonably practicable but in no event later than ten days before the anticipated filing date of the registration statement relating to such Shelf Registration, and such notice shall describe the proposed Shelf Registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such Stockholders the opportunity to register the number of Registrable Securities as each such Stockholder may request in writing to the Company, given within ten days after their receipt from the Company of the written notice of such Shelf Registration. The “Plan of Distribution” section of such Shelf Registration shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, hedging transactions, distributions to stockholders, partners or members of such Stockholders and sales not involving a public offering. With respect to each Shelf Registration, the Company shall (i) as promptly as reasonably practicable after the written request of the Majority Stockholders, file a Registration Statement and (ii) use its commercially reasonable efforts to cause such Registration Statement to be declared effective within 60 days after it receives a request therefor, and remain effective until there are no longer any Shelf Registered Securities.

Upon written request made from time to time by holders of a majority of Shelf Registered Securities (the “Shelf Requesting Holder”), which request shall specify the amount of such Shelf Requesting Holder’s Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall use its commercially reasonable efforts to cause the sale of such Requested Shelf Registered Securities to be in the form of a firm commitment underwritten public offering (unless otherwise consented to by the Shelf Requesting

Holder) if the anticipated aggregate offering price (calculated based upon the market price of the Registrable Securities on the date of such written request and including any Registrable Securities subject to any applicable over-allotment option) to the public equals or exceeds $10,000,000.00 (including causing to be produced and filed any necessary Prospectuses or Prospectus supplements with respect to such offering). The Company shall give written notice of such request to all other holders of Shelf Registered Securities no later than two Business Days after the Company receives such request from the Shelf Requesting Holder and, subject to Section 2(g), include in such offering all Shelf Registered Securities as may be requested by such holders of Shelf Registered Securities for inclusion in such offering from whom the Company has received a written request for inclusion therein within two Business Days after receipt of the Company’s notice. The managing underwriter or underwriters selected for such offering shall be selected by the Shelf Requesting Holder and shall be reasonably acceptable to the Company. Notwithstanding the foregoing, in connection with any offering of Requested Shelf Registered Securities involving an underwritten public offering that occurs or is scheduled to occur within 30 days of a proposed registered underwritten public offering of equity securities for the Company’s own account (a “Contemporaneous Company Offering”), the Company shall not be required to cause such offering of Requested Shelf Registered Securities to take the form of an underwritten public offering but shall instead offer the Shelf Requesting Holder the ability to include its Requested Shelf Registered Securities in the Contemporaneous Company Offering.

No Shelf Registration pursuant to this paragraph (c) shall be deemed a Demand Registration pursuant to Section 2(a).

(d) Registration Statement Form. Registrations under this Section 2 shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and as shall be reasonably acceptable to the Demand Party and (ii) as shall permit the transfer of Registrable Securities in accordance with the intended method or methods of transfer specified in the Demand Party’s Demand Notice. If, in connection with any registration under this Section 2, the managing underwriter, if any, shall advise the Company in writing that in its opinion the use of another permitted form is of material importance to the success of the offering, then such registration shall be on such other permitted form.

(e) Effective Registration Statement. The Company shall be deemed to have effected a Demand Registration or Shelf Registration if (i) the Registration Statement relating to such Demand Registration or Shelf Registration is declared effective by the Commission; provided, however, that no Demand Registration shall be deemed to have been requested for purposes of Section 2(a) if (x) such registration, after it has become effective, is or becomes subject to any stop order, injunction or other Order of the Commission or other Governmental Authority or court by reason of an act or omission by the Company and such interference is not cured within 30 days or (y) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived because of an act or omission by the Company (other than a failure of the Company or any of its officers or employees to execute or deliver any closing certificate by reason of facts or circumstances existing due to actions of a Stockholder) or (ii) at any time after the request for registration has been delivered to the Company and prior to the effectiveness of the Registration Statement, the preparation of such Registration Statement is discontinued or such Registration Statement is withdrawn or abandoned at the request of the Demand Party or Shelf Requesting Holder (other than as contemplated by Section 2(j) unless such Stockholders have elected to pay and have paid to the Company in full the Registration Expenses).

(f) Piggyback Registration. If the Company at any time proposes for any reason other than a request made pursuant to Section 2(a) or Section 2(c) to register Common Stock under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) it shall promptly, but in no event later than 20 days before the anticipated filing date, give written notice to each Stockholder of its intention to register Common Stock and, upon the written request, given within 15 days after delivery of any such notice by the Company, of any Stockholder to include in such registration Registrable Securities (which request shall specify the number of Registrable Securities proposed to be included in such registration), the

Company shall use its commercially reasonable efforts to cause all such Registrable Securities to be included in such registration on the same terms and conditions as the Common Stock otherwise being sold in such registration, and in any event, subject to Section 2(g), the Company shall include the Registrable Securities on the same terms and conditions as the Common Stock otherwise being sold in such registration.

(g) Cutbacks. If the managing underwriter advises the Company that the inclusion of all such Registrable Securities proposed to be included in any registration would interfere with the successful marketing (including pricing) of the Common Stock of the Company to be offered thereby, then the number of shares of Common Stock proposed to be included in such registration shall be allocated among the Company and the selling Stockholders in the following order of priority:

(i) In the case of a registration, pursuant to Section 2(a),

(A)	first, to the Registrable Securities to be offered by the Stockholders pro rata based on the number of shares of Registrable Securities Beneficially Owned;

(B)	then, to Common Stock to be offered by the Company, if any; and

(C)	then, to Common Stock to be offered by other stockholders who are not Stockholders, if any.

(ii) In the case of a registration pursuant to Section 2(f),

(A)	first, to the Common Stock to be offered by the Company;

(B)	then, to the Registrable Securities to be offered by the Stockholders pro rata based on the number of shares of Registrable Securities Beneficially Owned; and

(C)	then, to Common Stock to be offered by other stockholders who are not Stockholders, if any.

(h) Holdback Agreement. If the Company at any time shall register any shares of Common Stock under the Securities Act for sale in an Underwritten Offering, no Stockholder who has been provided an opportunity to participate in such offering pursuant to paragraphs (a), (c) or (f) of this Section 2 shall sell, make any short sale of, grant any option for the purchase of, or otherwise transfer, any Registrable Securities (other than those Registrable Securities included in such registration pursuant to this Agreement) without the prior written consent of the Company, for a period designated by the Company in writing to the Stockholders, which period shall not begin more than 10 days prior to the effectiveness of the Registration Statement pursuant to which such public offering shall be made and shall not exceed 90 days after the effective date of such Registration Statement. Upon request by the underwriter, the Stockholders shall, from time to time, enter into lock-up agreements on terms consistent with the preceding sentence.

With respect to any Shelf Registration and offering of Requested Shelf Registered Securities that takes the form of an underwritten public offering, the Company shall not (except as part of such offering) effect any Transfer of Common Stock (except pursuant to a Registration Statement on Form S-8), during the period beginning on the date the Majority Stockholders deliver a request pursuant to Section 2(c) and ending on the date that is 90 days after the date of the final Prospectus relating to such offering, except as part of such Shelf Registration. Upon request by the underwriter, the Company shall, from time to time, enter into lock-up agreements on terms consistent with the preceding sentence.

(i) Preparation and Filing. If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as practicable:

(i) use its commercially reasonable efforts to cause a Registration Statement that registers such Registrable Securities to become and remain effective for a period of 180 days or until all of such Registrable Securities have been transferred (if earlier);

(ii) furnish, at least ten days before filing a Registration Statement that registers such Registrable Securities, any Preliminary Prospectus and the Prospectus relating thereto or any amendments or supplements relating to such a Registration Statement or such prospectuses, to one counsel acting on behalf of all selling Stockholders selected by Taylor Parent (the “Sellers’ Counsel”), copies of all such documents proposed to be filed (it being understood that such ten day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall use its commercially reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Securities are to be covered by such Registration Statement may reasonably propose;

(iii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for at least a period of 180 days or until all of such Registrable Securities have been transferred (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other transfer of such Registrable Securities; provided, that in the case of a Shelf Registration, the Company shall keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement shall have been sold, and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) promptly notify the Sellers’ Counsel in writing (A) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such Registration Statement, any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (B) of the receipt by the Company of any notification with respect to the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or any amendment or supplement thereto or the initiation of any proceedings for that purpose and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling Stockholder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the holders of such Registrable Securities to consummate the transfer in such jurisdictions; provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified or (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(vi) without limiting subsection (v) above, use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the transfer of such Registrable Securities;

(vii) furnish to each selling Stockholder and the underwriters, if any, such number of copies of such Registration Statement, any amendments thereto, any exhibits thereto or documents incorporated by reference therein (but only to the extent not publicly available on EDGAR or the Company’s website), any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus (each in conformity with the requirements of the Securities Act), and such other documents as such selling Stockholder or underwriters may reasonably request in order to facilitate the public offering and sale or other transfer of such Registrable Securities;

(viii) notify in writing on a timely basis each selling Stockholder at any time when the Prospectus is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such Stockholder, prepare and furnish to such Stockholder a number of copies reasonably requested by such Stockholder of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(ix) use its commercially reasonable efforts to prevent the issuance of an Order suspending the effectiveness of a Registration Statement, and if one is issued, use its commercially reasonable efforts to obtain the withdrawal of any Order suspending the effectiveness of a Registration Statement as soon as possible;

(x) retain in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses not required to be filed pursuant to the Rules and Regulations; and if at any time after the date thereof any event shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus in order to effect compliance with the Securities Act and the Rules and Regulations, to notify promptly in writing the selling Stockholders and underwriters and, if required by applicable law, to file such document and to prepare and furnish without charge to each selling Stockholder and underwriter as many copies as each such selling Stockholder and underwriter may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect compliance with the Securities Act and the Rules and Regulations;

(xi) make available for inspection by any underwriter participating in any transfer pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such underwriter (collectively, the “Inspectors”), during normal business hours and at the offices where normally kept, all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement; provided, that any such Inspector shall agree to be bound by the confidentiality provisions of this Section 2(i)(xi). Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Information is ordered pursuant to a subpoena or other Order from a Governmental Authority or (iii) such Information has been made generally available to the public. Such Inspectors shall upon learning that disclosure of such Information is sought by a Governmental Authority, give prompt written notice to the Company and use their reasonable commercial efforts to allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(xii) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain from its Accountants a “comfort” letter delivered to the underwriters in such offering in customary form and covering such matters of the type customarily covered by comfort letters;

(xiii) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain from its counsel an opinion or opinions in customary form;

(xiv) provide a transfer agent and registrar (which may be the same entity) for such Registrable Securities and a CUSIP number for such Registrable Securities, in each case no later than the effective date of such registration;

(xv) upon the request of any underwriter, issue to any underwriter to which any selling Stockholder may sell Registrable Securities in such offering, certificates evidencing such Registrable Securities;

(xvi) use its commercially reasonable efforts to list such Registrable Securities on any national securities exchange on which any shares of Common Stock are listed;

(xvii) in connection with an Underwritten Offering, participate, to the extent reasonably requested by the managing underwriter for the offering and the selling Stockholders, in customary efforts to sell the Registrable Securities being offered, cause such steps to be taken as to ensure the good faith participation of senior management officers of the Company in “road shows” as is customary and take such other actions as the underwriters or the selling Stockholders may reasonably request in order to expedite or facilitate the transfer of Registrable Securities;

(xviii) reasonably cooperate with each Stockholder and each underwriter participating in the transfer of Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), including, if appropriate, the pre-filing of the Prospectus as part of a Shelf Registration in advance of an Underwritten Offering;

(xix) during the period when the Prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act;

(xx) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable Rules and Regulations; and

(xxi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

(j) Expenses. All expenses incident to the Company’s performance of, or compliance with, this Section 2, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA); (ii) all fees and expenses of compliance with state securities or “blue sky” Laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Securities and determination of their eligibility for investment under the Laws of such jurisdictions as the managing underwriters may designate); (iii) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company (or any other depositary or transfer agent/registrar) and of printing any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any amendments thereto); (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the expenses of any special audit and “comfort” letters required by or incident to such performance); (v) all Securities Act liability insurance if the Company so desires or the underwriters so require; (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange; and (vii) all reasonable and documented fees and disbursements of one Sellers’ Counsel in connection with such registration (all such expenses being herein called “Registration Expenses”), will be borne by the Company, regardless of whether the Registration Statement becomes effective; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Securities shall not be borne by the Company, but shall be borne by the seller or sellers thereof, in proportion to the number of Registrable Securities sold by such seller or sellers. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

(k) Indemnification.

(i) In connection with any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each seller (including its stockholders, partners, members, directors, managers, officers, employees, trustees and Affiliates) of such Registrable Securities, each underwriter, broker or any other Person acting on behalf of such seller and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages or liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (1) any untrue statement or alleged untrue statement of a material fact contained in (A) any Preliminary Prospectus, the Registration Statement, the Prospectus or in any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or in any amendment or supplement thereto, (C) any Permitted Issuer Information used or referred to in any “free writing prospectus” (as defined in Rule 405) used or referred to by any underwriter or (D) any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus, when considered together with the most recent Preliminary Prospectus (collectively, “Road Show Material”), (2) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Permitted Issuer Information or any Road Show Material any material fact required to be stated therein or necessary to make the statements therein (in the case of any Preliminary Prospectus, Issuer Free Writing Prospectus, Permitted Issuer Information, Road Show Material and the Prospectus, in the light of the circumstances under which they were made) not misleading or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under any of the foregoing laws, relating to the offer or sale of the Registrable Securities or blue sky Laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky Laws; and the Company shall reimburse such seller (including its stockholders, partners, members, directors, managers, officers, employees, trustees, attorneys, advisors and Affiliates), such underwriter, such broker or such other Person acting on behalf of such seller and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any such amendment or supplement thereto or in any Permitted Issuer Information or any Road Show Material in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or underwriter specifically for use in the preparation thereof.

(ii) In connection with any registration of Registrable Securities under the Securities Act pursuant to this Agreement, each seller of Registrable Securities shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 2(k)) the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of such seller, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and each other seller of Registrable Securities under such Registration Statement with respect to any statement or omission from any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Road Show Material, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller specifically for use in connection with the preparation of such Preliminary Prospectus, Registration Statement, Prospectus, Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Road Show Material; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each seller and that the maximum amount of liability in respect of such indemnification shall be, limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(iii) Indemnification similar to that specified in Sections 2(k)(i) and (k)(ii) shall be given by the Company and each seller of Registrable Securities (with such modifications as may be appropriate) with respect to any required registration or other qualification of their Registrable Securities under any Federal or state Law or regulation of Governmental Authority other than the Securities Act.

(iv) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 2(k), such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party forfeits substantive rights or defenses by reason of such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof at its own expense, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (A) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. In any of such cases, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party; it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No indemnifying party shall, without the written consent of such indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding.

(v) If the indemnification provided for in this Section 2(k) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(vi) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Securities and the termination of this Agreement.

(l) Underwritten Offerings. Notwithstanding anything to the contrary set forth in this Agreement to the extent that the Company and all the Stockholders selling Registrable Securities in a proposed registration shall enter into an underwriting or similar agreement on terms reasonably acceptable to the Company, which agreement contains provisions covering one or more issues addressed in this Section 2, the provisions contained in this Section 2 addressing such issue or issues shall be of no force or effect with respect to such registration; provided, however, that paragraph (k) of this Section 2 shall remain in full force and effect unless such underwriting or similar agreement states that the indemnification provisions of such agreement supersede paragraph (k) of this Section 2. If any offering pursuant to a Demand Registration involves an Underwritten Offering, the Demand Party shall have the right to select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing and reasonably acceptable to the Company. Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Company be required to effect more than one Underwritten Offering of Registrable Securities during any six month period.

(m) Information by Holder. Each holder of Registrable Securities to be included in any registration shall furnish to the Company such written information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

(n) Exchange Act Compliance. From and after the date a Registration Statement filed by the Company pursuant to the Exchange Act relating to any class of its Securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of Registrable Securities. The Company shall cooperate with each holder in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144 or any comparable successor rules). The Company shall furnish to any holder of Registrable Securities upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable successor rules). The Company shall use its commercially reasonable efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

(o) Termination of Registration Rights. No Stockholder shall have any rights under this Section 2 upon such Stockholder ceasing to Beneficially Own any Registrable Securities.

Section 3. Transfer Restrictions.

(a) During the Lock-Up Period, no Stockholder shall, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge (other than a pledge in connection with a bona fide third party debt financing), through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of (“Transfer”), any of the shares of Common Stock, whether now owned or hereinafter acquired or owned directly by such Stockholder (including holding as a custodian) (collectively the “Restricted Shares”).

(b) Notwithstanding anything to the contrary set forth herein, a Stockholder may Transfer Restricted Shares as set forth below (each, a “Permitted Transfer” and the transferee permitted hereby, a “Permitted Transferee”)):

(i) (x) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (y) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided, that any such transfer shall not involve a disposition for value, or (c) with the prior written consent of the Company. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin; or

(ii) if the Stockholder is a corporation or limited liability company, the corporation or limited liability company or other legal entity may Transfer Restricted Shares to any Related Person of such Stockholder.

It shall be a condition to any Permitted Transfer that the Permitted Transferee execute a joinder to this Agreement in form and substance reasonably satisfactory to the Company (at which time, such Permitted Transferee’s name will be added to Schedule I, and such Permitted Transferee will be deemed a Stockholder for purposes of this Agreement); provided, that the foregoing restrictions shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock; provided, however, that such plan does not provide for the transfer of Common Stock during the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company. Each Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Shares except in compliance with the foregoing restrictions; provided that the Company shall cause such stop transfer instructions to be terminated upon expiration of the Lock-up Period.

(c) Any attempt to Transfer any Restricted Shares in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported Transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

(d) Each certificate representing shares of Common Stock held by a Stockholder will bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities Laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) such securities (“Transfer”) other than in accordance with the terms and conditions of the Stockholders Agreement, dated as of March 2, 2018, as it may be amended from time to time by and among Lifetime Brands, Inc. (the “Company”) and certain of its stockholders and other persons (the “Stockholders Agreement”). The Stockholders Agreement contains, among other things, significant restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Stockholders Agreement is available upon request from the Company.”

(e) This Section 3 shall terminate upon a Buyer Termination Event.

Section 4. Stockholder Actions; Standstill Restrictions; Voting Agreement.

(a) Each Stockholder agrees that, prior to the termination of this Section 4, without the prior express written consent of a majority of the Disinterested Directors specifically expressed in a written resolution, or except as expressly contemplated by Section 5 of this Agreement, such Stockholder will not, and each Stockholder will cause each of its respective Related Persons not to, directly or indirectly, alone or acting in concert with others, in any manner:

(i) propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other similar transaction relating to assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company;

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or knowingly assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, in each case to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii) (A) seek to advise, knowingly encourage or knowingly influence any stockholder of the Company not a party to this Agreement with respect to the voting of (or execution of a written consent in respect of) or (B) knowingly encourage the disposition of any securities of the Company, in each case, except with respect to any stockholder who is a Permitted Transferee;

(iv) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) or the Company’s Amended and Restated Bylaws (the “Company Bylaws”), including, but not limited to, a “town hall meeting”;

(v) seek representation on the Board, except as expressly permitted by this Agreement;

(vi) initiate, knowingly encourage or participate in (other than voting such Stockholder’s Registrable Securities) any “vote no,” “withhold” or similar campaign;

(vii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;

(viii) seek, or encourage any person, to submit nominations to the Board in furtherance of a “contested solicitation” for the election or removal of directors from the Board or seek or knowingly encourage the removal of any members of the Board or the election of any directors (other than nominees recommended by the Board) or with respect to the submission of any stockholder proposals (including, but not limited to, any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(ix) form, join or in any other way participate in any “group” (within the meaning of Rule 13d-3 of the Exchange Act) with respect to the Common Stock for the purpose of taking any action restricted by this Section 4;

(x) demand a copy of the Company’s list of stockholders, whether pursuant to Section 220 of the DGCL or pursuant to any other statutory right;

(xi) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company;

(xii) transfer any securities (including common and preferred equity interests, derivative securities and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities to any Person that would, to such Stockholder’s knowledge, result in such person or entity having Beneficial Ownership representing in the aggregate in excess of 5% of the Common Stock at such time;

(xiii) enter into any negotiations, agreements or understandings with any Person with respect to any of the foregoing, or make any statement inconsistent with any of the foregoing; or

(xiv) take any action challenging the validity or enforceability of any of the provisions of this Section 4 or publicly disclose, or cause the public disclosure (including, without limitation, the filing of any document with the Commission or any other Governmental Authority or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Section 4, or (B) take any action challenging the validity or enforceability of any provisions of this Section 4.

(b) The provisions set forth in Section 4(a) shall not limit the actions of any Taylor Parent Designee or the Chief Executive Officer of the Company in his or her capacity as a director or officer of the Company, recognizing that such actions are subject to such person’s fiduciary duties to the Company and its stockholders.

(c) Nothing in Section 3 or in this Section 4 shall restrict any Stockholder or its Related Persons from tendering Shares of Common Stock into a tender offer approved by the Board.

(d) Each of the Stockholders represents and warrants to the Company that, as of the date hereof, neither it, nor any of their respective Affiliates are engaged in any discussions or negotiations with any Person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any Person concerning the acquisition of Beneficial Ownership of any securities of the Company.

(e) No later than ten calendar days following the Closing, Taylor Parent shall file a Schedule 13D with the Commission with respect to the Company reporting the entry into this Agreement, responding to applicable items of Schedule 13D to conform to their obligations thereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Taylor Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith. During the term of this Agreement, Taylor Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on any amendment to such Schedule 13D prior to such filing, which comments shall be considered in good faith,

(f) This Section 4 shall terminate upon a Termination Event.

Section 5. Taylor Parent Designees.

(a) From and after the Closing, subject to the other provisions of this Section 5, the Company and Taylor Parent shall cooperate to ensure that, to the greatest extent possible, the Board includes among its membership a number of Directors designated by Taylor Parent for election or appointment as Directors (the “Taylor Parent Designees”) as follows: (A) if Taylor Parent Beneficially Owns Common Stock constituting not less than 20% of all outstanding Common Stock on a Fully Diluted Basis as of the Taylor Parent Designee Calculation Date, there shall be two Taylor Parent Designees; (B) if Taylor Parent Beneficially Owns Common Stock constituting less than 20% but more than 10% of all outstanding Common Stock on a Fully Diluted Basis as of the Taylor Parent Designee Calculation Date, there shall be one Taylor Parent Designee; and (C) if Taylor Parent Beneficially Owns Common Stock constituting less than 10% of all outstanding Common Stock on a Fully Diluted Basis as of the Taylor Parent Designee Calculation Date, there shall be no Taylor Parent Designees and Taylor Parent shall not have the right to designate any directors to the Board. For purposes of this Agreement, the Taylor Parent Designee Calculation Date shall mean the close of business on the date that is 60 days prior to the first anniversary of the Company’s annual meeting of stockholders for the immediately preceding year. For the avoidance of doubt, if on or at any time prior to a Taylor Parent Designee Calculation Date, Taylor Parent ceases to Beneficially Own Common Stock constituting (i) less than 20% of all outstanding Common Stock on a Fully Diluted Basis, then Taylor Parent shall at all times, for purposes of this Section 5, be deemed to Beneficially Own Common Stock constituting less than 20% of all outstanding Common Stock on a Fully Diluted Basis and (ii) less than 10% of all outstanding Common Stock on a Fully Diluted Basis, then Taylor Parent shall at all times, for purposes of this Section 5, be deemed to Beneficially Own Common Stock constituting less than 10% of all outstanding Common Stock on a Fully Diluted Basis; provided, that such ownership levels shall be determined without giving effect to any dilutive issuances of Common Stock or of instruments convertible into or exchangeable or exercisable for Common Stock made after the date hereof. For all purposes of this Section 5, Taylor Parent shall be deemed to Beneficially Own all shares of Common Stock Beneficially Owned by its Related Persons.

(b) If at any time the number of Taylor Parent Designees serving as Directors exceeds the number provided for in Section 5(a), Taylor Parent shall immediately procure the resignation of such number of Taylor Parent Designees as shall be required to cause the composition of the Board to be consistent with Section 5(a) (it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation). As a condition to commencement of a term of a Taylor Parent Designee on the Board (or any nomination thereof by the Company), and in furtherance of this Section 5(b), the Stockholders agree that the Taylor Parent Designees shall submit an irrevocable letter of resignation from the Board, in the form attached hereto as Exhibit B, conditional upon acceptance by the Board (it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), in the event that the number of Taylor Parent Designees serving as Directors of the Company exceeds the number provided for in Section 5(a).

(c) The Taylor Parent Designees shall immediately resign (and shall be deemed hereby to have irrevocably agreed to so resign pursuant to the irrevocable letters of resignation submitted by the Taylor Parent Designees, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) and the Company’s obligations under this Section 5 shall terminate effective immediately upon such time as any Stockholder, Centre Partners (or any Centre Partners Fund) or any of their respective Affiliates nominates, or notifies the Company in accordance with the Company’s bylaws of its intent to nominate, or present the nomination of, any directors for election to the Board, presents any stockholder proposal, or notifies the Company in accordance with the Company’s bylaws of an intent to present any stockholder proposal, at any annual or special meeting of stockholders, or initiates a consent solicitation under the Rules of the Exchange Act to obtain an action by written consent of the Company’s stockholders, in each case prior to the occurrence of a Termination Event or any Stockholder or any of their respective Related Persons, in each case prior to the occurrence of a Termination Event, otherwise materially breaches Section 4 of this Agreement, which breach is not cured within 20 Business Days following written notice from the Company to the Majority Stockholders of such breach.

(d) Subject to compliance with applicable laws and the regulations of any exchange on which the Common Stock may from time to time be traded, in connection with each annual meeting of the Company’s stockholders, the following procedures shall be followed with respect to the nomination of the Taylor Parent Designees:

(i) the Board or the Nominating Committee of the Board (the “Nominating Committee”) shall nominate for election to the Board at the annual meeting of stockholders Robert B. Kay or, if he is no longer the Chief Executive Officer of the Company, the most senior executive officer of the Company; and

(ii) Taylor Parent shall designate for nomination by the Board or the Nominating Committee the number of persons Taylor Parent is entitled to designate pursuant to Section 5(a), based on the aggregate Beneficial Ownership of Taylor Parent and its Related Persons as of the Taylor Parent Designee Calculation Dater.

(e) Each individual designated by Taylor Parent for nomination as a director of the Company in accordance with this Section 5 shall be nominated by the Board or the Nominating Committee for election as a Director following the Nominating Committee’s interview of each such individual and review of such individual’s qualifications, including, but not limited to, such individual’s independence status, to serve on the Board unless the Nominating Committee reasonably determines that (i) by virtue of such individual’s character, background, experience or qualifications the nomination of such individual would be inconsistent with the Board’s fiduciary duties to stockholders, (ii) such individual is an officer, director, partner, principal stockholder or Affiliate of any competitor of the Company, (iii) such individual would not qualify as an independent director pursuant to NASDAQ’s listing rules relating to director independence, as then in effect, or (iv) such individual is an Affiliate of a stockholder (other than the Stockholders) who is a party to a Schedule 13D filed with the SEC relating to the Company. If the Nominating Committee determines that any individual designated by Taylor Parent does not satisfy the criteria set forth in the preceding sentence, the Nominating Committee will promptly notify Taylor Parent of such determination and Taylor Parent will be entitled to designate another individual for nomination.

(f) The Company shall use its commercially reasonable efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the Taylor Parent Nominees designated in accordance with this Section 5 in substantially the same manner that it solicits proxies for all other director nominees recommended by the Board.

(g) The Company shall use its commercially reasonable efforts to, effective as of the Closing, cause the Board to appoint, subject to Section 5(e), each of Robert B. Kay, Bruce Pollack and Michael Schnabel (collectively, with any other Taylor Parent Designee elected or otherwise serving as a Director of the Company, the “Taylor Parent Directors”), to the Board with a term on the Board expiring at the Company 2018 Annual Meeting of Stockholders and until his respective successor is duly elected and qualified.

(h) No later than five Business Days following the execution of this Agreement, Taylor Parent shall provide the Board’s Nominating Committee with completed and executed directors’ and officers’ questionnaires (in the form customarily used for the Company independent or non-management directors).

(i) Taylor Parent acknowledges that the Taylor Parent Directors shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Board, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of the Company’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Board Policies and Procedures”), and that each of the Taylor Parent Directors shall be required to strictly preserve the confidentiality of the Company’s business and information, including, but not limited to, the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. The Taylor Parent Directors and

Taylor Parent shall provide the Company with such information as is reasonably requested by the Company concerning the Taylor Parent Designees and Taylor Parent Directors as is required to be disclosed under applicable Law or stock exchange regulations, including the completion of the Company’s current standard director and officer questionnaire for all independent or non-management directors, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement on Schedule 14A and periodic reports on Forms 10-K and 10-Q with the Commission.

(j) The Company agrees that the Taylor Parent Directors shall receive the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available to the other directors on the Board.

(k) The Company and Taylor Parent agree that, concurrent with the appointment of Robert B. Kay to the Board, the Board, including each of the Taylor Parent Directors, shall take such action as is necessary such that Jeffrey Siegel is appointed as executive Chairman of the Board. Without limiting the generality of the foregoing, Taylor Parent shall, and shall cause each Taylor Parent Director to, take such action as is reasonably necessary to cause the Board to appoint Jeffrey Siegel to serve as the executive Chairman of the Board during the term of this Agreement and be vested with all the powers and authority that an executive Chairman customarily possesses. For the avoidance of doubt, none of the Taylor Parent Directors shall serve as the Company’s Lead Independent Director during the term of this Agreement.

(l) In the event any Law, rule or regulation comes into force or effect (including by amendment), including any applicable rules of NASDAQ or the SEC, which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

(m) This Section 5 shall terminate upon written notice by the Company following a material breach of Taylor Parent’s obligations under this Agreement which has not been cured within 20 Business Days following written notice to Taylor Parent of such breach (a “Company Termination Event”).

Section 6. Company Restricted Actions.

During the term of this Agreement, for so long as Taylor Parent, together with its Permitted Transferees, Beneficially Owns Common Stock constituting not less than 50% of the Equity Consideration and Taylor Parent Designees serve as Directors on the Board, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Taylor Parent Designees, which consent shall not be unreasonably withheld, conditioned or delayed, take any of the following actions:

(a) enter into any agreement for a transaction that would result in a Change of Control of the Company;

(b) consummate any transaction for the sale of all or substantially all of the Company’s assets;

(c) file for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code;

(d) liquidate or dissolve the business and affairs of the Company;

(e) take any Board actions to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to the Company Bylaws, except as required by DE Law as defined in the Merger Agreement or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent;

(f) incur Funded Debt in excess of $100,000,000 in the aggregate, except for the Debt Financing or borrowings under financing arrangements of the Company or its Subsidiaries existing as of the date hereof (or refinancings thereof);

(g) acquire or dispose of assets or a business, in each case for consideration in excess of $100,000,000;

(h) terminate the employment of the Chief Executive Officer, other than for Cause (as defined in the employment agreement of the Chief Executive Officer), in which case the Company shall consult in good faith with Taylor Parent on a replacement for the Chief Executive Officer; or.

(i) adopt a stockholder rights plan that does not exempt as “grandfathered persons” the Stockholders and their Related Persons from being deemed “acquiring persons” due to their Beneficial Ownership of Common Stock upon the public announcement of the adoption of such stockholder rights plan (it being understood that no such plan shall restrict any Stockholder or their Related Persons from acquiring, in the aggregate, Common Stock up to the level of their aggregate percentage Beneficial Ownership as of the public announcement of the adoption of such stockholder rights plan).

(j) This Section 6 shall terminate upon a Company Termination Event.

Section 7. Representations and Warranties.

(a) The Company hereby represents and warrants to the other parties hereto as follows:

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(ii) The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed by the other parties hereto and delivered by such parties, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with its terms, subject to Enforceability Exceptions.

(iii) The execution, delivery and performance of this Agreement by the Company will not (a) conflict with or result in any breach of any provision of the Organizational Documents of the Company, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Company or any of its assets may be bound, (d) violate any Law applicable to the Company or (e), result in the creation or imposition of any Lien upon or with respect to any of the assets owned, leased or licensed by the Company, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations, conflicts, defaults or rights which would not, or would not be reasonably likely to, have a material and adverse effect on the Company.

(b) Taylor Parent and each other Stockholder who becomes a party to this Agreement after the date hereof, hereby represents and warrants to the Company as follows:

(i) Such party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(ii) Such party has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such party and, when duly executed by the other parties hereto and delivered by such parties, shall constitute the legal, valid and binding obligations of such party, enforceable against such party, in accordance with its terms, subject to Enforceability Exceptions.

(iii) The execution, delivery and performance of this Agreement by such party will not (a) conflict with or result in any breach of any provision of the Organizational Documents of such party, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such party or any of its assets may be bound, (d) violate any Law applicable to such party or (e), result in the creation or imposition of any Lien upon or with respect to any of the assets owned, leased or licensed by such party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations, conflicts, defaults or rights which would not, or would not be reasonably likely to, have a material and adverse effect on such party.

(iv) Such party, when taken together with the other Stockholders and their Affiliates, has the ability to cause the Centre Partner Funds to take, or refrain from taking, the applicable actions as set forth herein.

Section 8. Miscellaneous.

(a) Term. This Agreement shall be effective upon the Closing and shall continue in effect until 11:59 p.m., New York City time, on the date that Taylor Parent and its Permitted Transferees cease to Beneficially Own any Restricted Shares.

(b) Confidentiality.

(i) Each of Taylor Parent and each Stockholder agrees, and will require each of its Representatives including each Taylor Parent Designee to agree, to hold in confidence and not use or disclose to any third party any non-public information provided by the Company or its Representatives to such Person in connection with its direct or indirect investment in the Company or the exercise of such Person’s rights under this Agreement (the “Confidential Information”); provided, however, “Confidential Information” does not include information or data that: (i) is or was independently developed by such Person or its Representatives without breaching this Agreement; (ii) was or is publicly available prior to the Effective Date or is or subsequently becomes publicly available other than as a result of a disclosure by such Person in breach of this Agreement; (iii) is or becomes available to such Person or its Representatives from a source other than the Company, provided that the source of such information was not known by such Person to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; or (iv) was already in the possession of such Person or its Representatives at the time disclosed by the Company to such Person, provided that the source of such information was not known by such Person to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

(ii) Notwithstanding the foregoing, in the event that any of Taylor Parent, Centre Partners (or any Centre Partners Fund) or any Stockholder or any of their respective Representatives are required by Law or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, each such party may disclose such Confidential Information, and only the portion of such Confidential Information, that, based on an opinion of such party’s counsel, is required by Law to be disclosed, but only after providing the Company, to the extent practicable and not prohibited by Law, with prompt prior written notice to the Company so that the Company may seek to limit or eliminate such disclosure, including through the procurement of a protective order or other judicial remedy. Prior to disclosure of any Confidential Information in accordance with the preceding sentence, such party shall, at the Company’s request and sole expense, use commercially reasonable efforts to provide such cooperation to the Company as the Company shall reasonably request in order to limit or eliminate disclosure of any Confidential Information and shall, at the Company’s request and sole expense, use commercially reasonable efforts to obtain assurances from the Persons to whom such confidential information is disclosed that such Persons will afford such information confidential treatment.

(iii) Nothing in this Agreement, including Section 8(b)(i), shall limit or restrict any Taylor Parent Designee in acting in his or her capacity as a director of Buyer and exercising his or her fiduciary duties and responsibilities.

(c) Notices. All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Attention:     Sara A. Shindel, General Counsel & Secretary

Facsimile:    (516) 450-0009

with a copy to (which notice shall not constitute notice to the Company):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:     David W. Pollak & Andrew Milano

Facsimile:    (212) 309-6001

if to Taylor Parent to:

Taylor Parent, LLC

c/o Centre Partners Management LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Attention:     Bruce Pollack & Michael Schnabel

Facsimile:    (212) 758-1830

with a copy to (which notice shall not constitute notice to Taylor Parent):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Steven J. Williams, Esq.

Facsimile:    (212) 757-3990

If to any other Stockholder, to the address on record with the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day and (c) in the case of mailing, on the third Business Day following such mailing if sent by certified mail, return receipt requested.

(d) Entire Agreement. This Agreement, the Escrow Agreement, the Voting Agreement, the Merger Agreement and the other documents delivered at the Closing pursuant hereto or thereto (including the Exhibits and Schedules attached hereto and thereto), contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement, which shall survive in full force and effect.

(e) Expenses. Except as otherwise expressly provided in Section 2(j), the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

(f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and Taylor Parent (or its Permitted Transferees). No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.

(g) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the parties hereto without the prior written consent of the other parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

(i) Interpretation; Schedules.

(i) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” or “but not limited to”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), and (vii) all references to “$” in this Agreement shall be deemed references to United States dollars.

(ii) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all Exhibits, Schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(iii) The headings contained herein, and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.

(iv) This Agreement shall not be construed as if prepared by one of the parties hereto, but rather according to its fair meaning as a whole, as if all parties hereto had prepared it.

(j) Governing Law; Interpretation. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(k) Forum Selection and Consent to Jurisdiction; Waiver of Jury Trial.

(i) EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) COURT OF CHANCERY OF THE STATE OF DELAWARE AND (B) ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE (FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY HERETO AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING EITHER IN ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE OR IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE. EACH PARTY HERETO WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY HERETO MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8(c), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(l) Specific Performance.

(i) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that any breach of this Agreement would not be adequately compensated by monetary damages and that, accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such party under this Agreement in accordance with the terms of this Section 8(l). The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties hereto have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 8(l).

(ii) All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity. Each party hereto further agrees that (A) by seeking the remedies provided for in this Section 8(l), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or in the event that the remedies provided for in this Section 8(l) are not available or otherwise are not granted, and (B) the commencement of any Proceeding pursuant to this Section 8(l) or anything set forth in this Section 8(l) restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

(iii) Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(m) Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(n) Third Party Beneficiaries. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies, legal or equitable, hereunder, and no other Person other than the parties hereto shall be entitled to rely thereon.

(o) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(p) Assurances of Performance. Each of the Stockholders shall use its commercially reasonable efforts to cause its respective Related Persons to comply with the terms of this Agreement applicable thereto (it being understood that such Stockholder shall be responsible to the Company for any breach of such terms by any such Related Person).

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representative of the parties hereto has caused this Stockholders Agreement to be duly executed and delivered as of the day and year first above written.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Name: Jeffrey Siegel
Title: Authorized Officer

TAYLOR PARENT, LLC

By:	/s/ Michael Schnabel
Name: Michael Schnabel
Title: Senior Vice President

Signature Page to Stockholders Agreement

Schedule I

[To be updated from time to time.]

EXHIBIT A

Fully Diluted Basis

Shares Outstanding Reconciliation- $17.50
$ 17.50
		9/30/2017
Shares legally outstanding (includes unvested restricted shares)	14,797,199
Unvested Restricted share units (subject to vesting)	224,317
Unrestricted shares outstanding		14,572,882

Vested Options Outstanding	1,383,506
Unvested Options Outstanding (subj to vesting thru sep 2021)	267,694
Incremental Shares- Assumed proceeds vs Shares issuable		414,792

Unvested Restricted share units (vesting in June 2018)	92,196	92,196

Total Performance share units outstanding (subject to vesting and performance target goals)	228,821
2015 Performance Shares Outstanding	63,328
2015 Performance Shares- Estimate of shares to be issued		59,136

		15,139,006

Incremental Shares Calculation (Treasury Stock Method) Options

Assumed proceeds from exercise of dilutive (in the money options)	$14,795,507

Average unrecognized compensation expense- EXCLUDE	$-

Total assumed proceeds	$14,795,507

Average Share price for quarter	$17.50
Total shares assumed repurchased	845,458

Shares issuable upon the exercise of dilutive (in the money) options	1,260,250

Incremental shares	414,792

		Outstanding Units as of September 30,				2015	2016	2017 Oct	Cumulative Actual	As of September
	Performance Criteria	2017 (at Target)	Threshold	Target	Maximum	Actual	Actual	Forecast	Performance	30, 2017
Net Sales		31,664	$1,395,000	$1,860,000	$2,790,000	$587,670	$592,619	$588,871	$1,769,160	30,118
Adjusted EBITDA		31,664	$108,000	$144,000	$216,000	$44,613	$46,471	$40,884	$131,968	29,018
										59,136

Assumed proceeds
Average Stock Price - Tax rate	17.50
POST ASC 718-20 OPTIONS

		Exercise price	ISO	NQ	Total		Exercise proceeds	Instrinsic value of NQ options
5/2/2006		29.96	-	-	-	Antidilutive	-	-
4/25/2007		22.66	-	-	-	Antidilutive	-	-
7/2/2007		20.81	-	-	-	Antidilutive	-	-
11/14/2007		12.78	-	-	-	Dilutive	-	-
3/3/2008		10.32	-	-	-	Dilutive	-	-
11/10/2008		4.60	-	20,000	20,000	Dilutive	92,000	258,000
11/10/2008		4.60	-	15,000	15,000	Dilutive	69,000	193,500
11/10/2008		4.60	-	15,000	15,000	Dilutive	69,000	193,500
4/3/2009		2.19	-	40,000	40,000	Dilutive	87,600	612,400
8/10/2009		5.32	-	50,000	50,000	Dilutive	266,000	609,000
8/10/2009		5.32		-	-	Dilutive	-	-
3/1/2010		8.13		10,000	10,000	Dilutive	81,300	93,700
5/7/2010		13.27		288,500	288,500	Dilutive	3,828,395	1,220,355
3/4/2011		11.73		150,000	150,000	Dilutive	1,759,500	865,500
6/16/2011		10.79		81,000	81,000	Dilutive	873,990	543,510
11/4/2011		12.09		-	-	Dilutive	-	-
5/1/2012		11.64		138,000	138,000	Dilutive	1,606,320	808,680
6/13/2012		11.54		-	-	Dilutive	-	-
12/10/2012		10.41		-	-	Dilutive	-	-
1/2/2013		10.72		100,000	100,000	Dilutive	1,072,000	678,000
5/7/2013		12.79		161,800	161,800	Dilutive	2,069,422	762,078
3/12/2014		18.04		100,000	100,000	Antidilutive	-	-
4/30/2014		19.10		240,200	240,200	Antidilutive	-	-
6/19/2015		15.23		10,600	10,600	Dilutive	161,438	24,062
11/9/2015		13.95		-	-	Dilutive	-	-
12/31/2015		13.26		50,000	50,000	Dilutive	663,000	212,000
6/9/2016		15.69		45,350	45,350	Dilutive	711,542	82,084
11/3/2016		14.00		10,000	10,000	Dilutive	140,000	35,000
1/12/2017		16.60		75,000	75,000	Dilutive	1,245,000	67,500
5/11/2017		19.55		3,500	3,500	Antidilutive	-	-
6/22/2017		18.45		47,250	47,250	Antidilutive	-	-
			-	1,651,200	1,651,200		14,795,507
	Total dilutive shares		-	1,260,250	1,260,250
	Total option shares		-	1,651,200	1,651,200		14,795,507
	Grand total dilutive shares		-	1,260,250	1,260,250
			Excluded shares		1,651,200	Loss
					390,950	Income

EXHIBIT B

Form of Irrevocable Resignation

Lifetime Brands, Inc.

Attention: Board of Directors

1000 Stewart Avenue

Garden City, NY 11530

Ladies and Gentlemen:

I refer to the Stockholders Agreement, dated as of March 2, 2018, as it may be amended from time to time by and among Lifetime Brands, Inc., a Delaware corporation (the “Company”), Taylor Parent, LLC, a Delaware limited liability company, and the other parties thereto (the “Stockholders Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 5(b) of the Stockholders Agreement, I hereby irrevocably tender my resignation as a member of the Board of Directors of the Company (the “Board”) and each committee of the Board on which I serve, it being understood that (i) this advance letter of resignation shall be effective at such time, and subject to the conditions provided for in Section 5(b) of the Stockholders Agreement, and (ii) this advance letter of resignation shall be effective only as, if and when accepted by the Board.

I understand and acknowledge that this advance letter of resignation from the Board is irrevocable and may not be withdrawn by me at any time.

Sincerely,

[NAME OF DIRECTOR]